UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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◻	Soliciting Material Pursuant to §240.14a-12

AXT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 8, 2022

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of AXT, Inc. on Thursday, May 19, 2022, at 11:00 a.m. Pacific Daylight Time. The meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538. As part of our precautions regarding the coronavirus or COVID-19 outbreak, we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available on our website at www.axt.com located under the “Investors” section.

This year, we are continuing to use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most of our stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a notice with instructions to access the proxy materials and vote via the Internet. The notice will also provide information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

Thank you for your attention to these matters.

Sincerely yours,

Gary L. Fischer
Chief Financial Officer
and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 19, 2022

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of AXT, Inc., a Delaware corporation, will be held on Thursday, May 19, 2022, at 11:00 a.m. Pacific Daylight Time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538 *, for the following purposes:

1.	To elect one (1) Class III director to hold office for a three year term and until her successor is elected and qualified.
2.	To approve, on an advisory basis, the compensation of our Named Executive Officers.
3.	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 25, 2022 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,

Gary L. Fischer
Chief Financial Officer
and Corporate Secretary

Fremont, California

April 8, 2022

IMPORTANT: Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote your shares via a toll-free telephone number or over the Internet according to the instructions on the proxy card. To vote and submit your proxy by mail, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

*As part of our precautions regarding the coronavirus or COVID-19 outbreak, we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available on our website at www.axt.com located under the “Investors” section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 19, 2022

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2021 Annual Report, are being distributed and made available on or about April 8, 2022. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed on or about April 8, 2022 to most of our stockholders who owned our common stock at the close of business on March 25, 2022, the record date. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you and conserve natural resources.

The annual meeting will be held on Thursday, May 19, 2022, at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect one (1) Class III director to hold office for a three year term and until her successor is elected and qualified.
2.	To approve, on an advisory basis, the compensation of our Named Executive Officers.
3.	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
4.	To transact such other business as may properly come before the meeting.

Our Board of Directors recommends a vote FOR Items 1, 2 and 3 above. If you wish to attend the meeting in person, the meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538 *, which can be reached by the following directions:

On highway 880 take the Auto Mall Pkwy exit and head east, and turn right into Technology Drive.

On highway 680 take the Auto Mall Pkwy exit and head west, and turn left into Technology Drive.

*As part of our precautions regarding the coronavirus or COVID-19 outbreak, we are planning for the possibility that the annual meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available on our website at www.axt.com located under the “Investors” section.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors (the “Board”) of AXT, Inc., a Delaware corporation (“AXT” or the “Company”), for use at AXT’s annual meeting of stockholders to be held on May 19, 2022, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2021 Annual Report, are being distributed and made available on or about April 8, 2022.

SOLICITATION AND VOTING

Voting Rights and Outstanding Securities. Only stockholders of record as of the close of business on March 25, 2022, the record date, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 42,951,852 shares of common stock outstanding, the holders of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. The holders of our issued and outstanding shares of Series A Preferred Stock are not entitled to vote on any matters at the meeting. Each stockholder of record of our common stock as of the record date is entitled to one vote for each share of our common stock held by such stockholder. Our Bylaws provide that the holders of a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee for which the broker or nominee does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of auditors is considered a routine matter. The election of our Class III director and the approval, on an advisory basis, of the compensation of our Named Executive Officers are considered non-routine matters. Your stockbroker, bank or other nominee will not be able to vote on any of the non-routine matters set forth in this proxy statement unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares by completing and returning the voting instruction card.

Solicitation of Proxies. The Board is making this proxy solicitation and we will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and regular employees to further solicit proxies, personally or by telephone, without additional compensation for assisting with the solicitation.

Vote Required. If a quorum is present, the nominee for director receiving the highest number of votes will be elected as the Class III director. Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively. The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively is required to approve ratification of the selection of our independent auditors. Broker non-votes will have no effect on the election of the Class III director and the advisory vote on executive compensation. Abstentions will have no effect on the election of the Class III director, the advisory vote on executive compensation and the ratification of the selection of our independent auditors.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted and, where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

Voting by Telephone or the Internet or mail. If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save us expense by voting your shares by telephone or over the Internet. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements. When you vote by phone or over the Internet, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by phone, over the Internet or by mail, will be superseded by the vote that you cast at the annual meeting.

How to Obtain a Separate Set of Proxy Materials. To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one AXT stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of proxy materials to stockholders who share the same address. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (510) 438-4700, or by writing us at: AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Investor Relations.

Communicating with AXT. You can obtain information about us by one of the following methods:

●	Our home page on the Internet, located at www.axt.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this proxy statement, our 2021 Annual Report on Form 10-K, and our letter to stockholders are located under the “Investors” section on our website at www.axt.com.

●	To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (510) 438-4700 or by email at: ir@axt.com.

For all other matters, please contact our Investor Relations at (510) 438-4700, or send your correspondence to the following address:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Attention: Investor Relations

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, one Class II director and one Class III director, who will serve until the annual meetings of stockholders to be held in 2023, 2024 and 2022, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for terms of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class III director will expire on the date of the 2022 annual meeting. Accordingly, one nominee is to be elected to serve as the Class III director of the Board of Directors at the 2022 annual meeting. Our Nominating and Corporate Governance Committee of the Board of Directors has recommended to the Board of Directors, and the Board of Directors has nominated, Christine Russell, the current Class III member of the Board of Directors, as the nominee for election by the stockholders to this position. If elected, the nominee will serve as the Class III director until our annual meeting of stockholders in 2025 and until her successor is elected and qualified. If the nominee declines to serve or become unavailable for any reason, the proxies may be voted for such substitute nominee as the Board of Directors may designate.

If a quorum is present and voting, the nominee for Class III director receiving the highest number of votes will be elected as the Class III director. Abstentions and broker non-votes have no effect on the vote.

Vote Required and Board of Directors Recommendation

The nominee for director receiving the highest number of votes will be elected as the Class III director.

The Board of Directors recommends a vote “FOR” the nominee named above.

The following table sets forth, for our current directors, including the Class III nominee to be elected at this meeting, and the non-director Executive Officer, information with respect to their ages as of March 25, 2022 and their background:

Name	Principal Occupation	Age	Director Since

Class I directors whose terms expire at the 2023 Annual Meeting of Stockholders:

Morris S. Young	Chairman of the Board, Chief Executive Officer	77	1989
David C. Chang	Director	80	2000

Class II director whose term expires at the 2024 Annual Meeting of Stockholders:

Jesse Chen	Lead Independent Director	64	1998

Class III director whose terms expire at the 2022 Annual Meeting of Stockholders:

Christine Russell	Director	72	2019

Non-director Executive Officer:

Gary L. Fischer	Chief Financial Officer and Corporate Secretary	71

Members of the Board of Directors

Morris S. Young, Ph.D. co-founded AXT in 1986 and has served as a director since 1989. Dr. Young served as our Chairman of the Board of Directors from February 1998 to May 2004 and as our president and chief executive officer from 1989 to May 2004. From 2004 until his retirement in 2006, Dr. Young served as our chief technology officer. He was reappointed as our chief executive officer on July 16, 2009 and Chairman of the Board of Directors on August 12, 2021. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

The Board has determined that Dr. Young’s long history with the Company, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, make him a valuable asset to the Board.

David C. Chang, Ph.D. has served as one of our directors since December 2000. Dr. Chang co-founded The Global Maximum Educational Opportunities, Inc., which provides study abroad programs in China for U.S. undergraduate students, in 2011 and became its Chairman and Chief Executive Officer in August 2013. Dr. Chang has served as president of Polytechnic University in New York (now known as the Tandon School of Engineering, New York University) from 1994 to 2005 and chancellor from 2005 to 2013, and Professor Emeritus at New York University since 2013. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as a director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1981 to 1989. Dr. Chang was a member of the board of directors of Time Warner Cable Inc. from 2004 to 2016. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheng Kung University, Taiwan.

The Board has determined that Dr. Chang’s extensive experience in the semiconductor industry allows him to make significant contributions to the strategic direction of the Company.

Jesse Chen has served as one of our directors since February 1998 and was our Chairman of the Board of Directors from May 2004 until October 2007, at which time he was appointed our lead independent director. Mr. Chen served as our Chairman of the Board of Directors from March 2009 until August 12, 2021, at which time he was appointed our lead independent director. Since May 1997, Mr. Chen has served as a managing director of Maton Ventures, an investment company. From 1990 to 1996, Mr. Chen served as chief executive officer of BusLogic, Inc., a fabless semiconductor and computer peripherals company. Mr. Chen serves on the board of directors of several private companies. Mr. Chen has a B.S. degree in aeronautical engineering from National Cheng Kung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

The Board has determined that Mr. Chen’s experience as a chief executive officer and his investment background provides him with the experience and knowledge in compensation and governance matters for technology companies to enhance his contributions to the Board and its committees.

Christine Russell has served as one of our directors since December 2019. Ms. Russell also serves on the board of directors and as audit committee chair of both QuickLogic Corporation (Nasdaq: QUIK) and eGain Corporation (Nasdaq: EGAN). She is chairman emeritus and a director on the board of SVDX (Silicon Valley Directors Exchange), a professional organization that provides a forum for education, conversation about current issues, and peer interaction for boards of directors of Silicon Valley companies. From 2018 to 2020, Ms. Russell served as chief financial officer of PDF Solutions, Inc. (Nasdaq: PDFS), a provider of yield improvement technologies for the IC manufacturing process life cycle. She previously served as chief financial officer of Uni-Pixel, Inc., a manufacturer of touch sensor films, which was sold to a China-based firm. Other companies include Vendavo, Inc., a SaaS-based pricing optimization software company addressing the Global 2000 and EAG, Inc. (Evans Analytical Group), a global provider of analytical testing for technology companies, including major semiconductor, chemicals and pharmaceuticals firms. Prior to EAG, she served in the roles of both chief financial officer and EVP of business development at Virage Logic Corporation, a Nasdaq-listed semiconductor intellectual property company that was sold to Synopsys, Inc. in 2010. Ms. Russell holds a bachelor’s degree and an MBA from Santa Clara University.

The Board has determined that Ms. Russell’s financial expertise, her background and experience in the finance function in a number of companies make her a valuable contributor to the Board and its committees.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Dr. Morris S. Young, each of the members of the Board is an independent director for purposes of the Nasdaq Stock Market listing standards.

Executive Sessions

Our independent directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Jesse Chen, an independent director, was designated by the Board as the lead independent director.

Committees and Meeting Attendance

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.axt.com. The Board held 14 meetings during the fiscal year ended December 31, 2021. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. Dr. Morris S. Young, Jesse Chen, David C. Chang, Christine Russell and Leonard J. LeBlanc attended our 2021 annual meeting of stockholders.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee;

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Jesse Chen	√		√		√	(Chair)**
David C. Chang	√		√	(Chair)	√
Leonard J. LeBlanc	√	(Chair until Dec 2021)*	√		√
Christine Russell	√	(Chair as of Dec 2021)	√		√	(Chair)**
Number of Meetings:	9		7		6

* On December 29, 2021, Leonard J. LeBlanc notified the Board of his decision to resign from the Board and all committees thereof, effective as of December 29, 2021. Mr. LeBlanc became a director emeritus, effective as of December 29, 2021.

** Effective as of December 29, 2021, the Board appointed Jesse Chen as Chair of the Nominating and Governance Committee and Christine Russell as Chair of the Audit Committee.

Audit Committee

The members of the Audit Committee during 2021 were Dr. David C. Chang, Jesse Chen, Leonard J. LeBlanc and Christine Russell. The Board has determined that all Audit Committee members are “independent” as defined under the applicable Nasdaq listing standards and SEC rules and regulations and as such rules apply to audit committee members. The Board has determined that each of Mr. Leonard J. LeBlanc, Mr. Jesse Chen and Christine Russell are an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee’s functions include:

●	overseeing the accounting, financial reporting and audit processes;

●	reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent registered public accounting firm;

●	reviewing the results and scope of audit and other services provided by the independent registered public accounting firm;

●	reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

●	reviewing our internal controls.

For additional information concerning the Audit Committee, see “Audit Committee Report” and “Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm.”

Compensation Committee

The members of our Compensation Committee during 2021 were Dr. David C. Chang, Jesse Chen, Leonard J. LeBlanc and Christine Russell. The Board has determined that all members of the Compensation Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules.

The Compensation Committee has been delegated the responsibility by the Board to oversee the programs under which compensation is paid or awarded to our Named Executive Officers and to evaluate the performance of these executive officers. The Compensation Committee has been delegated the authority to: (i) oversee our compensation policies and practices; (ii) review and approve compensation and compensation procedures for our executive officers; (iii) oversee and approve director compensation, and (iv) oversee and approve equity awards to our employees, officers and directors. More specifically, the Compensation Committee’s responsibilities include: overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; administering our incentive compensation and equity-based compensation plans, including our equity incentive plans; reviewing and approving compensation procedures for our executive officers; reviewing and recommending to the Board the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board’s performance evaluation of the Chief Executive Officer; reviewing and approving the compensation of executive officers, other than the Chief Executive Officer; approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and approving the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board. The Chief Executive Officer does not participate in discussions or approvals related to his compensation. Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Chief Executive Officer and the Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee periodically meets in executive session without members of management present. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside compensation consultants by us to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee during 2021 were Dr. David C. Chang, Jesse Chen, Leonard J. LeBlanc and Christine Russell. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules. The Nominating and Corporate Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis the adequacy of the corporate governance principles and guidelines adopted by the Board, overseeing the evaluation of the Board and committees of the Board, and adopting, approving, monitoring and enforcing compliance with our Code of Business Conduct and Ethics.

Director Nominations

Director Qualifications. The Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

●	the appropriate size of our Board and its Committees;

●	the perceived needs of the Board for particular skills, background and business experience;

●	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

●	nominees’ independence from management;

●	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

●	the benefits of a constructive working relationship among directors; and

●	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board consisting of a variety of perspectives and skills derived from high quality business and professional experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but it does consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race and ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders. The Nominating and Corporate Governance Committee believes that it is important that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of our management to participate as a member of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders.

Identification and Evaluation of Nominees for Director. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board. Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. Candidates so recommended will be reviewed using the same process and standards for reviewing candidates identified above under “Identification and Evaluation of Nominees for Director.” In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominees submitted by a stockholder must be sent in writing to the

Corporate Secretary, 4281 Technology Drive, Fremont, CA 94538, at least 120 days prior to the anniversary of the date of the proxy statement that was mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

●	the candidate’s name, age, contact information and present principal occupation or employment;

●	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

●	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management, and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board at that time.

Communications with Directors

Stockholders may communicate with the Board by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded as appropriate. Depending on the subject matter, management will (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example where it is a request for information about us or it is a stock related matter; or (iii) not forward the communication if it is primarily commercial in nature, comprises spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, business solicitations, or relates to otherwise inappropriate matters.

Board Leadership Structure

Mr. Jesse Chen currently serves as the lead independent director and was Chairman of the Board until August 12, 2021. Dr. Morris Young currently serves as our Chairman of the Board and Chief Executive Officer. Dr. Morris Young was appointed Chairman of the Board on August 12, 2021.

Board Diversity Matrix

Board Diversity Matrix (As of April 8, 2022)
Total Number of Directors	4
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	1	3	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	3	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	0	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Board’s Role in Risk Oversight

The Board’s risk oversight function is administered through Board committees. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting and internal control risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with Company policies.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

In carrying out their risk oversight duties, the committees review management’s implementation of risk policies and procedures, and review reports from management, independent auditors, internal audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company faces.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into the Company’s culture and day-to-day business operations.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, which is available under the “Investors” section on our website at www.axt.com. In addition, we will provide a copy of the Code of Business Conduct and Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. We will disclose any amendment to the Code of Business Conduct and Ethics, or waiver of any of its provisions, applicable to an executive officer or director under the “Investors” section on our website at www.axt.com.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2021 were Dr. David C. Chang, Jesse Chen, Leonard J. LeBlanc and Christine Russell. None of the members of the Compensation Committee is or has been an officer or employee of AXT. During fiscal year 2021, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2021, none of our executive officers served on the compensation committee (or its equivalent) or on a board of directors of another entity any of whose executive officers served on our Compensation Committee or our Board.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in addition to our Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter. These materials are available under the “Investors” section on our website at www.axt.com. A printed copy of these materials may be obtained by any stockholder upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to cast an advisory vote to approve the compensation of our Named Executive Officers (“NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis, ” our executive compensation programs are intended to ensure that our compensation and benefits policies attract, motivate and retain key employees necessary to support our operations and our strategic growth. We urge our stockholders to read the Compensation Discussion and Analysis of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how the Company’s executive compensation policies and procedures operate. We believe that our executive compensation programs are appropriate and aligned with the Company’s performance.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and our Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns. For example, following the 2020 annual meeting of stockholders, our Board and Compensation Committee adopted at-risk, performance-based equity awards as described in the Compensation Discussion and Analysis. We hold an advisory vote on executive compensation each year and will hold another advisory vote at our 2023 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BPM LLP (“BPM”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. BPM has acted in such capacity since its appointment in fiscal year 2004. A representative of BPM is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020 by BPM:

	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$886,687	$782,001
Audit-Related Fees	$—	$—
Tax Fees (2)	$237,172	$108,336

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings or engagements.

(2)	Tax fees represent fees for professional services provided in connection with federal and state tax return review, amendment and preparation.

Review of Auditor Independence

The Audit Committee has determined that none of the services rendered by BPM is incompatible with maintaining BPM’s independence as our independent registered public accounting firm.

Pre-approval of Audit Fees

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, transfer pricing analysis and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and representatives of our independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the consolidated financial statements, review the adequacy of accounting and financial controls, review our critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm. We maintain procedures for the receipt, retention, and handling of complaints, including complaints made anonymously, which the Audit Committee oversees.

Vote Required and Board of Directors Recommendation

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in our best interests and those of our stockholders. If the stockholders do not ratify the appointment of BPM the Board may reconsider its selection.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively at the annual meeting of stockholders, at which a quorum is present, will be required to ratify the appointment of BPM as our independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including internal control systems. BPM, our independent registered public accounting firm, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee has met with BPM, with and without management present, to discuss the overall scope of BPM’s audit, the results of its examinations and the overall quality of our financial reporting.

The Audit Committee currently consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of this charter is posted under the “Investors” section on our website at www.axt.com.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

The Audit Committee has discussed and reviewed the audited consolidated financial statements with management, and has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Audit Committee has received from BPM the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Christine Russell, Chair
David C. Chang
Jesse Chen

EXECUTIVE OFFICERS

The following sets forth information regarding our current non-director executive officers.

Gary L. Fischer was appointed as our Vice President, Chief Financial Officer and Corporate Secretary in August 2014. From June 2014 to August 2014, Mr. Fischer served as a financial consultant to the Company. Prior to serving as a financial consultant to the Company, Mr. Fischer served as a consultant to eRide, Inc., a fabless semiconductor company that develops both GPS devices and software for location-based services, since 2009. Prior to that position, Mr. Fischer served as Vice President and Chief Financial Officer of eRide from 2005 until 2009, when eRide was acquired. From 1993 to 2005, Mr. Fischer held various positions at Integrated Silicon Solution, Inc., a leader in advanced memory solutions, most recently as President and Chief Operating Officer. Mr. Fischer has a B.A. degree from the University of California, Santa Barbara, and an M.B.A. from Santa Clara University.

Information regarding Dr. Morris Young, our Chief Executive Officer, is set forth under Proposal No. 1 Election of Directors.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information related to the Company’s executive compensation program for our fiscal year ended December 31, 2021, with respect to our Named Executive Officers, who were:

●	Morris S. Young, Chief Executive Officer

●	Gary L. Fischer, Vice President, Chief Financial Officer and Corporate Secretary

Executive Summary

AXT is a materials science company that develops and produces high-performance compound and single element semiconductor substrates, also known as wafers. Our substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device.

Performance Highlights 2021:

The Board of Directors focuses on performance and achievements. Some of the highlights in 2021 include:

●	Double-digit revenue growth - In 2021, AXT achieved strong revenue growth and total revenue of $137.4 million as compared with 2020 total revenue of $95.4 million. This is a 44% growth in revenue and, in comparison to 2019 total revenue, it is a 65% growth in revenue;

●	Gross margin improvement - Gross margin improved in 2021 to 34.5% as compared with 31.7% in 2020;

●	Net income improvement - Net income in 2021 was $14.6 million, compared with net income of $3.2 million in 2020. This represents an improvement of $11.4 million or 350%;

●	Nurtured significant development activity for new applications using our wafer substrates, ranging from health monitoring to laser-based sensors;

●	Continued to meet the requirements and standards of Tier-1 customers;

●	R&D work achieved 8-inch gallium arsenide samples and pilot production shipments to customers;

●	Invented an advanced process to enable the recycling of certain indium phosphide material, a new step towards stronger ESG; and

●	Successfully prepared and submitted a detailed application for a listing of shares of Beijing Tongmei Xtal Technology Co., Ltd. in an initial public offering on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (“The STAR Market”) and submitted it to the Shanghai Stock Exchange authorities for review.

Compensation Summary 2021:

●	A 7.6% increase in CEO salary and a 10.6% increase in CFO salary, effective November 1, 2021, to bring the salaries to the 50th percentile of the peer group determined by Compensia;
●	Based on financial metrics (60%) and performance target success (40%), bonuses paid out at 110% of target as compared to 2020 when only 82% of target paid out; and
●	The Board of Directors continued to link 50% of the annual equity award to a defined financial metric for the coming year and continued to also require four years to fully vest.

Features of Executive Compensation Program

The Board of Directors establishes non-equity incentive performance targets as well as equity incentive performance targets. Non-equity incentive performance targets are measured against specific financial metrics as well as strategic programs such as business development, market penetration, expansion of capacity, and upgrades to manufacturing among other targets. Our executive compensation program includes the following features designed to focus on pay for performance and stockholder value while more closely aligning the interests of our Named Executive Officers with those of our stockholders:

●	Pay for Performance. We link pay and performance by establishing corporate financial performance metrics under our Executive Incentive Plan and grant a substantial portion of pay in the form of equity awards that vest over multiple years;

●	No Guaranteed Bonuses. We did not provide any guaranteed bonuses to our executive officers for fiscal 2021;

●	Compensation Consultant. The Compensation Committee of the Board (the “Committee”) seeks input from Compensia, an independent compensation consultant retained directly by the Committee in connection with its oversight of the executive compensation program;

●	Target the 50th percentile. We target compensation to match the 50th percentile of our peer group compensation notwithstanding the deep industry experience of management;

●	Annual Say on Pay. We conduct annual “say-on-pay” advisory votes;

●	No 280G Tax Gross-ups. We do not provide for any golden parachute tax gross-ups;

●	No Option Repricings. No option repricings are permitted under our 2015 Equity Incentive Plan;

●	No Excessive Executive Perquisites. Our executive officers generally receive only the same benefits and perquisites made available to all of our employees;

●	No Hedging or Pledging. We prohibit our executive officers from pledging or hedging of our common stock; and

●	Clawback. We maintain a clawback policy with respect to incentive compensation as described below in “Forfeiture of Awards”.

Overview of Executive Compensation Program and Philosophy

Our philosophy with respect to our executive compensation program is to provide a total compensation package to our executive team that is competitive with the prevailing practices for our industry and markets. We believe that there should be a strong link between pay and performance, both at the Company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be awarded unless there has been strong Company performance as well as strong individual performance.

Our executive compensation program is intended to attract, motivate and retain the key employees necessary to support our operations and our strategic growth and create value for our stockholders. To meet these objectives, we have adopted the following overarching policies:

●	Pay total compensation that is competitive with the prevailing practices of other companies of similar size and in similar industries. We rely on a compensation consultant and generally target the 50th percentile of our peer group;

●	Use total cash compensation (salary plus annual cash bonus, payable quarterly) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions;

●	Reward performance by:

●	providing short-term bonus compensation by establishing a bonus plan to reward achievement at specified levels of Company financial and individual officer performance, with a significant portion of each officer’s goals tied to key financial measures, including Company-specific measures comprising achievement of targeted revenue, gross profit, operating expense, and net income levels, all being line items upon which executive officer performance can have a significant impact and that are linked to beneficial financial performance improvement and, therefore, value to our stockholders. In addition, a portion of each officer’s performance goals are related to individual metrics as determined by the Board of Directors; and

●	providing long-term incentives in the form of stock options and restricted stock awards, in order to retain those individuals with the leadership and management abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders. In 2020 we modified our annual award of long-term incentives by linking 50% of the award to a specific financial performance metric for the coming year, but still requiring four year vesting. We continued this structure in 2021.

On May 20, 2021, we held a non-binding, stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote.  Our stockholders approved the compensation of our Named Executive Officers, with over 95% of the votes cast in favor of our say-on-pay resolution.  As we evaluated our compensation program throughout fiscal 2021, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to performance.  For fiscal 2022, our Committee decided to retain our general approach to executive compensation.

Components of Our Executive Compensation Program

There are five major elements that comprise our executive officer compensation program: (i) base salary as compared to the 50th percentile of our peer group; (ii) annual cash bonus, payable quarterly and based on performance; (iii) long-term incentives, such as stock options and restricted stock awards; (iv) retirement benefits provided under a 401(k) plan; and (v) perquisites and benefit programs that are generally available to all of our employees. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policies. For example, base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform, and rewarding them for performance at specified levels of Company financial and individual officer achievement. Our stock option grants and restricted stock awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals, our growth, business development, market penetration, expansion of capacity as the market demands, upgrades to manufacturing, retaining key employees and more. In the past several years we made the decision to stop granting options and currently grant only restricted stock awards. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our executive compensation program.

Oversight of Executive Compensation and Role of the Board, the Committee, and Management

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq and SEC rules and the Internal Revenue Code. The Committee operates under a written charter adopted by our Board. A copy of the charter is available under the “Investors” section on our website at www.axt.com.

The Committee meets regularly with our Chief Executive Officer, Dr. Young, to obtain recommendations with respect to Company compensation programs, practices and packages for executives. Dr. Young made recommendations to the Committee on the base salary, bonus targets and equity compensation for the other member of the executive team for fiscal 2021 compensation. The Committee considers, but is not bound by and does not always accept, Dr. Young’s recommendations with respect to executive compensation. For fiscal 2021 executive compensation, the Committee considered the recommendations and Dr. Young’s views on what would motivate his team financially, both in terms of long-term and short-term compensation and approved compensation changes for the Named Executive Officers generally in line with his recommendations based on market information provided by Compensia, an independent compensation consulting firm, retained by the Committee.

Dr. Young attended most of the Committee’s meetings, but the Committee also regularly held executive sessions not attended by any members of management or Dr. Young, a non-independent director. The Committee discussed Dr. Young’s compensation package with him, but made decisions with respect to Dr. Young’s compensation without him present. From time to time the Committee recommends to the Board changes to Dr. Young’s compensation and the independent members of the Board must approve such changes. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The practices and policies followed by our Committee in setting executive officer compensation, include the assessment of the appropriate allocation between current base salary compensation, short-term cash bonus compensation, and long-term equity-based compensation. Other considerations include our business objectives, competitive practices and trends, and regulatory requirements. The Committee reviews the executive compensation program applicable to executive officers on at least an annual basis, other than retirement and other generally available benefits, which are reviewed from time to time to ensure that benefit levels remain competitive, but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole including the proposed performance targets as well as market information (as described further below), the executive’s past and expected future contributions to our business, internal equity, and certain other factors the Committee deems relevant.

Role of Compensation Consultant

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. For a number of years, including 2020 and 2021, the Committee retained Compensia to review our executive compensation practices. Compensia advises the Committee on the principal aspects of executive compensation, including base salaries, bonuses and long-term equity incentives, as well as target total, all inclusive, compensation. Compensia also reported on its evaluation of the competitiveness of our executive officer compensation program as compared to peer companies. Compensia provided market information about the competitive framework for executive pay and performance-based incentives. Consistent with the Company’s compensation philosophy, the Committee generally targets the 50th percentile of the peer group determined by Compensia.

In 2020 and 2021, representatives of Compensia communicated with the chair of the Committee outside of meetings with the Committee. Compensia reports to the Committee and did not perform services for the Company other than for the Committee. Based on the consideration of the various factors as set forth in the rules of Nasdaq, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee have raised any conflicts of interest.

Peer Group

In order to determine each officer’s target total cash compensation (salary and bonuses) in effect at the beginning of fiscal 2021, the Committee reviewed compensation information from a peer group of 16 companies identified by Compensia in 2020, with input from our management. Each company within the peer group is a publicly traded high-technology company. However, given the fact that no U.S. public companies directly compete with AXT, the peer group was composed largely of semiconductor companies, including semiconductor companies that use non-silicon wafer substrates. The peer group consisted of companies that are generally considered “small-cap” companies and included companies with market capitalizations and annual revenues both greater than and less than ours, and that are companies in which we believe could compete with us for executive officer talent. The peer group upon which the Committee relied for decisions relating to the first half of fiscal 2021 executive compensation program consisted of the following companies:

Adesto Technologies Corporation

Alpha & Omega Semiconductor Limited

Amtech Systems, Inc.

Applied Optoelectronics, Inc.

CEVA, Inc.

CyberOptics Corporation

DSP Group, Inc.

EMCORE Corporation

GSI Technology, Inc.

Intermolecular, Inc.

Intevac, Inc.

Kopin Corporation

Nanometrics, Inc.

NeoPhotonics, Inc.

PCTEL, Inc.

Rudolph Technologies, Inc.

Compensia submitted a new report during the third fiscal quarter of 2021 which was used to review and consider any appropriate adjustments to each officer’s compensation in the latter half of 2021. Several of the companies on the previous list were acquired or removed. The peer group upon which the Committee relied for decisions relating to the latter half of fiscal 2021 executive compensation program consisted of the following companies:

Alpha and Omega Semiconductor Limited

Amtech Systems, Inc.

Applied Optoelectronics, Inc.

Cambium Networks Corporation

CEVA, Inc.

CyberOptics Corporation

DSP Group, Inc.

EMCORE Corporation

GSI Technology, Inc.

Intevac, Inc.

Kopin Corporation

Model N, Inc.

NeoPhotonics, Inc.

PCTEL, Inc.

Pixelworks, Inc.

Veeco Instruments, Inc.

Data on the compensation practices of the above-mentioned peer group was gathered by Compensia through searches of publicly available information. The Committee relied upon Compensia to compare compensation levels of our executive officers against the levels for executive officers in applicable roles at the above peer group companies, generally to ensure that our executive compensation program remained competitive in the market for continuing to recruit, retain, and incentivize our executive officers and to reward them appropriately for performance achieved. The data was gathered by Compensia with respect to base salary, bonuses, target total cash compensation, long-term equity incentives, and target total, all-inclusive compensation. The peer group data was not used for purposes of setting any generally available benefits, such as 401(k) plans or health care coverage.

Base Salary

The annual base salaries for our Named Executive Officers in effect as of the beginning of fiscal 2021 were as follows:

Base Salary
Morris S. Young, Chief Executive Officer	$445,000
Gary L. Fischer, Chief Financial Officer and Corporate Secretary	$320,000

The Committee considered current peer group salary data that it received from Compensia in August 2021. The data showed that both officers were below the 50% target. Effective November 1, 2021 Mr. Fischer’s salary was increased to $354,000, a 10.6% increase. Effective November 1, 2021 Dr. Young’s salary was increased to $479,000, a 7.6% increase.

Executive Non-Equity Incentive Plan/Bonus Plan

The Executive Incentive Plan is an incentive bonus program for key executive officers that is intended to increase stockholder value and the success of the Company by motivating employees to perform to the best of their abilities and achieve the Company’s objectives. For fiscal 2021, the structure of the incentive bonus program generally followed the revised design of the Executive Incentive Plan that was adopted in the second half of 2018 and has been used thereafter. As in previous years, the Executive Incentive Plan for fiscal 2021 included performance metrics to reflect certain of the Company’s business objectives set forth in its operating plan for the fiscal year.

In determining the incentive opportunities for our officers under the Executive Incentive Plan, the Committee considered its philosophy to use total cash compensation (salary plus cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions. The Committee believes that the terms and target bonus opportunities of the Executive Incentive Plan are consistent with market information provided by Compensia as targeted to the 50th percentile of the peer group.

The Executive Incentive Plan is administered by the Committee, provided that the actual bonus payment for our Chief Executive Officer is subject to the approval of the Board. The Committee, in its sole discretion, selects the eligible employees who will be participants for any performance period. Participation in the Executive Incentive Plan is in the sole discretion of the Committee, on a performance period by performance period basis. For fiscal 2021, each of our Named Executive Officers participated in the Executive Incentive Plan.

Under the Executive Incentive Plan, the Committee, in its sole discretion, establishes a target award for each participant, which may be a percentage of a participant’s annual base salary as of the beginning or end of the performance period, a fixed dollar amount, or such other amount based on such other formula as the Committee determines. Each performance period, the Committee, in its sole discretion, will establish a bonus pool, which pool may be established before, during or after the applicable performance period. Actual awards will be paid from the bonus pool. The Committee, in its sole discretion, determines the performance goals applicable to any target award. The performance goals are financial targets or other objective goals, but the Executive Incentive Plan allows subjective criteria to be included. The Committee also has the discretion to increase, decrease or eliminate any award under the Executive Incentive Plan.

Each actual award, if any, is paid solely from the general assets of the Company. Payment of each actual award shall be made as soon as practicable after the end of the performance period to which the actual award relates and after the actual award is approved by the Committee, but generally not later than March 15 of the year immediately following completion of the performance period. Each actual award is paid in cash (or its equivalent) in a single lump sum.

In establishing the incentive bonus program for fiscal 2021 under the Executive Incentive Plan, the Committee set four quarterly performance periods, coinciding with the quarterly corporate objectives set forth in the Company’s annual operating plan for fiscal 2021 (the “Operating Plan”). The Committee determined that actual awards would be based upon achievement of corporate financial targets (the “Corporate Targets”) and individual performance. Achievement of the Corporate Targets represented 60% of the actual award, and individual performance represented 40% of the actual award.

The Operating Plan was approved by the Board to guide and drive the Company’s business for the fiscal year, developed with consideration for the markets in which the Company competes, and designed to result in improved business performance for the Company. Individual performance under the Executive Incentive Plan also was assessed by the Committee based on actual performance as compared to agreed upon performance targets and the Committee’s expectations (and with respect to the Named Executive Officers other than the CEO, the CEO’s expectations) that the individual will perform at high levels in his roles and responsibilities and make significant contributions individually in achieving the Operating Plan goals and objectives.

The Corporate Targets were comprised of the following four financial targets, determined on accounting principles generally accepted in the United States (“GAAP”) basis: (1) total revenue (“Total Revenue Target”), (2) gross profit (“Gross Profit Target”), (3) operating expense (“Operating Expense Target”) and (4) net income (“Net Income Target”). The actual quarterly Corporate Targets were set forth in the Operating Plan, and approved by the Board in February 2021. The Corporate Targets were weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target and 30% for the Net Income Target for a total of 60% of the target award. Individual performance targets are both objective, for example penetrating specific new accounts, proper supervision and development of key executives, proper corporate financial reporting and controls, corporate training sessions, progress on the possible IPO in China, and subjective such as corporate leadership, company culture and dedication.

The Committee approved threshold, target and maximum levels of performance that were required to be achieved with respect to the Corporate Targets for each of the four quarters in 2021 and their corresponding bonus payout eligibility levels, as follows:

Executive Incentive Plan Corporate Targets for 2021

Corporate Target	Percentage of Achievement Required Under Operating Plan	Payout Upon Applicable Level of Achievement Under Operating Plan
Net Income Target	Below 70% 70% (threshold) 100% (target) 150% (maximum)	0% 70% (threshold) 100% (target) 150% (maximum
Each of: Total Revenue Target, Gross Profit Target and Operating Expense Target	Below 90% 90% (threshold) 100% (target) 150% (maximum)	0% 90% (threshold) 100% (target) 150% (maximum)

For fiscal 2021, for each 1% increase in the performance of a Corporate Target over the threshold, the actual award increased by 1%, up to a maximum of 150%. The Net Income Target was required to be achieved at a minimum of 70% of the Operating Plan for threshold achievement, 100% of the Operating Plan for target achievement, and 150% or greater under the Operating Plan for maximum achievement. The applicable weighted portion of the target award payable for each fiscal quarter could vary from 70% at threshold achievement of the Net Income Target to 150% at maximum achievement of the Net Income Target, with target achievement of the Net Income Target resulting in 100% payout with respect to the portion of the target award attributable to the Net Income Target.  Each of the Total Revenue Target, Gross Profit Target, and Operating Expense Target (each, an “Additional Target”) was required to be achieved at a minimum of 90% of the Operating Plan for threshold achievement, 100% of the Operating Plan for target achievement, and 150% or greater under the Operating Plan for maximum achievement. Based on actual performance, the applicable weighted portion of the target award payable for each fiscal quarter could vary from 90% at threshold achievement of the applicable Additional Target to 150% at maximum achievement of the applicable Additional Target, with target achievement of the applicable Additional Target resulting in 100% payout with respect to the portion of the target award attributable to that performance objective.

For fiscal 2021 the financial targets for revenue, gross profit, operating expense and net income were as follows:

(in thousands)	Year 2021 Operating Plan Key Metrics				Total
	Q1	Q2	Q3	Q4	2021
Revenue	$ 28,012	$ 26,371	$ 27,937	$ 28,096	$ 110,416
Gross Profit	9,402	8,797	9,720	9,982	37,901
Operating Expense	6,700	6,800	6,800	6,900	27,200
Net Income	2,059	903	2,017	2,519	7,498

Individual performance was weighted at 40% of the target award and the individual portion of the award payable was capped at 150% of the individual target award. For fiscal 2021, the Committee made assessments regarding individual performance on a quarterly basis with the assistance of the CEO for the named executive officer other than himself. The determination was based on actual performance as compared to agreed upon performance targets and the Committee’s general assessment of the named executive officer’s roles, responsibilities, and expected contributions individually in achieving the Operating Plan goals and objectives, for the applicable fiscal quarter.

The fiscal 2021 annualized target bonus opportunity, expressed in dollar amount as a percentage of the named executive officer’s base salary earned during fiscal 2021 are as set forth below. The target bonus opportunities as a percentage of base salary remained the same as in fiscal 2020.

	Target Bonus
	Opportunity	Target Bonus Opportunity As
Named Executive Officer	Amount(1)	Percentage of Base Salary
Morris S. Young	$445,000	100.0%
Gary L. Fischer	$176,000	55.0%

The targeted bonus opportunity for both Dr. Young and Mr. Fischer, as a percentage of salary approximated the 50th percentile of the peer group.

Based on the achievements in fiscal 2021, executive officers in aggregate were paid cash bonuses under the Executive Incentive Plan at approximately 110% of the target bonus amount shown above, based on Company and individual performance. The bonuses paid to our Named Executive Officers in 2021 were as follows:

							Actual Bonus
	First Fiscal	Second Fiscal	Third Fiscal	Fourth Fiscal	Total	Target	as Percent
Named Executive Officer	Quarter	Quarter	Quarter	Quarter	Earned	Bonus (1)	of Target
Morris S. Young	$120,000	$120,000	$125,000	$100,000	$465,000	$445,000	105%
Gary L. Fischer	$48,000	$55,000	$50,000	$44,000	$197,000	$176,000	112%

1)	The bonus earned for Q4 2021 was paid in Q1 2022.

The Executive Incentive Plan reflects the challenges and difficulties in achieving goals and objectives set forth in the Operating Plan to drive the Company’s performance for the fiscal year. Achievement of maximum payout would require significant efforts by the Named Executive Officers and very high levels of Company performance.

Determination of Target Bonus Amounts for Fiscal 2022

As of the date of this proxy statement, no changes have been recommended by the Committee to the overall design of the incentive bonus program under the Executive Incentive Plan for fiscal 2022 except that Compensia advised the Committee to increase Mr. Fischer’s target from 55% of salary to 60% of salary. Mr. Fischer’s target was adjusted to reflect the 50th percentile of the Compensia peer group. For fiscal 2022, the Committee selected Dr. Young and Mr. Fischer as the participants in the Executive Incentive Plan and divided the fiscal year into four quarterly performance periods. As previously described, achievement of the Corporate Targets represents 60% of the actual award, and achievement of the Individual Targets represents 40% of the actual award. The Corporate Targets are weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target and 30% for the Net Income Target for a total of 60% of the target award. Achievement of the Individual Targets, representing 40% of a participant’s target award, will be determined each quarter by the Committee, pursuant to objectives established by the Committee for each such participant. Each participant’s target award will be based on a percentage of such participant’s annual base salary at the beginning of each quarterly performance period. The target bonus amount that the Committee has approved for 2022, is as follows:

Fiscal 2022
Target Bonus As
Percentage of Base
Named Executive Officer	Salary
Morris S. Young	100%
Gary L. Fischer	60%

Long-Term Incentive Compensation

Historically, we have provided long-term incentive compensation through grants of stock options and restricted stock awards that generally vest over four years. Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us despite a very competitive labor market. The Committee believes that appropriate equity incentives are critical to attracting and retaining the best employees in the industry, and that stock awards can be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock awards to our performance in the future. Compensia provides data derived from our peer group of 16 companies and the Committee uses this information in granting stock options and restricted stock awards.

Typically, the Committee and Board provide an annual grant of restricted stock in Q4 of each year. In Q4 of 2020, the Board determined that 50% of the 2020 annual award would vest based on achievement of a specific financial performance metric for the upcoming year, in addition to being subject to four year time vesting. If at least a minimum threshold of the metric is not met then the 50% of the shares linked to such performance metric is forfeited. Reciprocally, if the threshold is exceeded, additional equity incentives will be earned, still subject to four year vesting. Historically, we have had strong support from our stockholders regarding our philosophy of linking compensation to performance. We believe the changes to our equity incentive program are consistent with the Company’s performance-based pay philosophy and prevalent practices among our peer group.

The number of shares of our common stock subject to stock awards the Company grants to each executive officer generally is based initially on a specified award value that the Committee considers when reviewing market data provided by Compensia. Accordingly, the actual number of shares underlying the stock award may vary depending on fluctuations in stock price. The size of the stock awards and the vesting schedule for each grant are determined based on a variety of factors, including the Committee’s goal to increase the proportion of compensation awarded to executive officers as long-term incentive compensation. For fiscal 2021, in determining the equity awards to be granted to our Named Executive Officers, the Committee considered in particular Company and individual performance, and was assisted by the peer group information provided by Compensia to review the award value and appropriateness of the awards based on market practices. In conjunction with establishing the at-risk performance stock program in 2020 we stopped issuing stock options in order to conform to the prevalent practices of other companies.

On November 5, 2020 the Committee and the Board determined the number of restricted stock awards to be granted for the coming year and 50% of the award was granted on November 5, 2020. The remaining 50% would become at-risk shares and awarded when the financial plan for 2021 was confirmed. On February 17, 2021, the Committee and the Board approved the issuance of the at-risk shares as previously determined with a grant date of February 19, 2021. The financial metric identified was the year-over-year annual revenue growth rate achieved for fiscal year 2021, expressed as a percentage. If the target financial metric were to be exceeded, additional shares are earned on a linear basis and the maximum additional shares earned is capped at 50% of the target. If at least 50% of the metric is not achieved, then these awards were to be forfeited. The following table shows the targeted range of revenue growth in 2021 as a percentage over revenue in 2020:

If the following revenue growth rate is achieved for fiscal year 2021:	…then the percentage of the target number of shares subject to the at-risk equity award that will be eligible to vest is:
Below 7.89%	0%
7.89%	50%
15.79% (Target)	100%
23.68% or greater	150%

The following table shows the at-risk equity awards granted to Dr. Young and Mr. Fischer as of February 19, 2021 and represent the second 50% of the awards previously determined.

Named Executive Officer	Target Number of At-Risk Shares Subject to the At-Risk Equity Award as Determined in Q4 fiscal 2020	Maximum Number of At-Risk Shares Subject to the At-Risk Equity Award
Morris S. Young	75,420	113,130
Gary L. Fischer	25,650	38,475

On March 14, 2022 the Committee met and certified that the year-over-year annual revenue growth rate achieved for fiscal year 2021, expressed as a percentage, was 44%. Therefore, no shares were forfeited and 150% of the target number of shares subject to the at-risk equity awards became eligible to vest. These shares remain time-vested over a four year period subject to continued service.

The evaluation and process was repeated in the fall of 2021, looking ahead to the year 2022. Using the data provided by Compensia that was based on our peer group, and targeting the 50th percentile of that group, on November 10, 2021, the Committee determined the full amount of the restricted stock award to be granted to each Named Executive Officer. 50% of that amount was approved by the Committee and the Board on that date. Approval for the remaining 50% (the “at-risk” shares) was delayed until the financial performance metric could be precisely calculated based upon 2021 year-end actual results as compared to the 2022 Operating Plan.

The following table shows the equity awards granted to Dr. Young and Mr. Fischer on November 10, 2021 and represent 50% of the total awards to be awarded. The shares awarded on November 10, 2021 are time-vested, vesting annually over four years subject to continued service

	Stock Options	Restricted Stock Awards
Named Executive Officer	Granted in Fiscal 2021	Granted in Fiscal 2021
Morris S. Young	—	57,160
Gary L. Fischer	—	16,050

The following table shows the at-risk equity awards granted to Dr. Young and Mr. Fischer as of February 17, 2022 and represent the second 50% of the awards determined on November 10, 2021. If the target is exceeded, additional shares are earned on a linear basis and the maximum additional shares earned is capped at 100% of the target. If at least 50% of the metric is not achieved, then these awards are forfeited based upon the pre-determined revenue growth metric for the year ending December 31, 2022:

Named Executive Officer	Target Number of At-Risk Shares Subject to the At-Risk Equity Award as Determined in Q4 fiscal 2021	Maximum Number of At-Risk Shares Subject to the At-Risk Equity Award
Morris S. Young	57,160	114,320
Gary L. Fischer	16,050	32,100

On some occasions, the Committee and Board may elect to award a special grant in recognition of meritorious efforts and achievements. In fiscal 2021, the Committee and Board awarded Dr. Young a restricted stock grant of 15,000 shares and awarded Mr. Fischer two grants totaling 14,000 restricted shares. The awards are time based and vest over four years subject to continued service.

The Committee typically grants any equity awards to executive officers at its regularly scheduled quarterly meetings. All grants of stock options and restricted stock awards or other equity awards to newly hired employees are also made by the Committee at scheduled meetings, unless the Board or the Committee determines that unusual circumstances, such as in the case of retention of an executive officer, directors or other employees, call for consideration of the grant of awards other than at a regular quarterly meeting, in which case consideration of and action with respect to such awards shall take place at a special meeting and not by unanimous written consent. In addition, grants for a new employee may sometimes be approved at a special meeting. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Further, because equity compensation awards to executive officers typically vest over a four-year period, with the first 25% vesting after one full year, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

All equity awards approved during regularly scheduled quarterly meetings become effective and are valued at the closing price of our common stock as of the first trading day after the earnings release for the quarter in which the grants were approved (the “Grant Date”), provided that if public announcement of material information is anticipated, the Grant Date may be deferred at the discretion of the Board or Committee until the first trading day after release of such information. With respect to grants of incentive stock options, the exercise price of all options granted at regular quarterly meetings shall be the closing price of our common stock on the Grant Date, as reported by The Nasdaq Global Select Market.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

We do not maintain a deferred compensation plan, other than our AXT, Inc. Employee Savings and Retirement Plan (the “401(k) Plan”). The 401(k) Plan is available to all full-time U.S. based employees, including the Named Executive Officers. Under the 401(k) Plan, participating employees are eligible to receive matching contributions from us that are subject to certain vesting requirements based on service with us. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than the 401(k) Plan.

We also offer a number of other benefits to our U.S. based employees, including the Named Executive Officers, pursuant to benefit programs that provide for broad based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, relocation/expatriate programs and services, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for key employees, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefit programs are to give our employees access to quality healthcare, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total cash compensation or equity award package.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy restricts the trading of the Company’s stock by our directors, executive officers and all other employees and includes rules regarding trading on insider information, trading windows, trading under a 10b-5 plan and blackout periods as declared by us. Hedging transactions, such as zero-cost collars, forward sale contracts, puts, calls or other derivative securities involving the Company’s stock on an exchange or in any other organized market, are prohibited. Short sales, margin accounts and pledges are also prohibited.

Forfeiture of Awards

Under our 2015 Equity Incentive Plan, we may specify in an agreement governing the terms of an award granted under such plan to a participant, including awards granted to our executive officers, that the participant’s rights, payments, and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but will not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company, affiliate and/or subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company, its affiliates and/or its subsidiaries. We also may require the application of such forfeiture provision with respect to any award previously granted to a participant (“clawback”) even without any specified terms being included in any applicable award agreement to the extent required under applicable laws.

Change in Control and Severance Benefits

Employment of each of our Named Executive Officers is on an “at-will” basis. In 2012 and 2014, we entered into employment agreements with Dr. Young and Mr. Fischer, respectively, pursuant to which they may become entitled to certain compensation and other benefits in connection with certain terminations of employment, including in connection with a change in control of the Company. The Board and Committee believe that these payments and benefits are important in encouraging our executive management team’s continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility of a change in control of the Company or termination by the Company, and that these payments and benefits provide incentive for the executives to continue employment with the Company. The Committee believes that these severance arrangements are competitive relative to the severance arrangements of similarly situated individuals at peer group companies, as periodically reviewed by the Committee with the assistance of Compensia.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. We account for stock awards in accordance with the requirements of Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718. We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

As a result of changes to Section 162(m) of the Internal Revenue Code pursuant to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), effective for tax years beginning after December 31, 2017, the exemption for “performance-based compensation” under Section 162(m) has been repealed. Accordingly, compensation paid to our covered employees to whom Section 162(m) applies no longer will be deductible to us to the extent that their compensation individually exceeds $1 million, unless it qualifies for limited transition relief applicable to certain written arrangements in place as of November 2, 2017. Stock options granted under our 2015 Equity Incentive Plan and certain stock options granted under our 2007 Equity Incentive Plan to our Named Executive Officers prior to November 2, 2017, are intended to qualify under Section 162(m) as performance-based compensation. However, given various uncertainties relating to the transition relief under the TCJA, no assurances can be given as to whether the arrangements entered into before November 2, 2017, will qualify as “performance-based compensation” that would be exempt from the $1 million deductibility limit under Section 162(m).

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We, the Compensation Committee of the Board of Directors of AXT, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

David C. Chang, Chair
Jesse Chen
Christine Russell

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2021, 2020 and 2019, by our current Chief Executive Officer and our Chief Financial Officer (together, the “Named Executive Officers”):

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)		($)

Morris S. Young	2021	$445,000	$—	$1,888,762	$—	$465,000	$37,346	(3)	$2,836,108
Chief Executive Officer	2020	$445,000	$—	$463,079	$—	$360,000	$36,452	(3)	$1,304,531
	2019	$445,000	$—	$490,609	$1,033,423	$127,400	$25,434	(4)	$2,121,866

Gary L. Fischer	2021	$320,000	$—	$709,697	$—	$197,000	$24,204	(6)	$1,250,901
Chief Financial Officer	2020	$320,000	$—	$157,491	$—	$144,000	$19,704	(6)	$641,195
	2019	$305,000	$—	$134,456	$282,866	$48,000	$19,584	(7)	$789,906

(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to ASC Topic 718, Stock Compensation (“ASC 718”). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the value of option awards and stock awards calculated based on the grant date fair value as determined pursuant to ASC 718.

(2)	Amounts consist of bonuses earned for services rendered in fiscal years 2019 to 2021. Performance-based bonuses are generally paid under our Executive Incentive Plan and reported as Non-Equity Incentive Plan Compensation.

(3)	Includes our matching contribution of $18,694 under the tax-qualified 401(k) Plan and our payment on behalf of Dr. Young of $18,652 in term life insurance premiums.

(4)	Includes our matching contribution of $17,800 under the tax-qualified 401(k) Plan and our payment on behalf of Dr. Young of $18,652 in term life insurance premiums.

(5)	Includes our matching contribution of $17,115 under the tax-qualified 401(k) Plan and our payment on behalf of Dr. Young of $8,319 in term life insurance premiums.

(6)	Includes our matching contribution of $13,502 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $10,702 in term life insurance premiums.

(7)	Includes our matching contribution of $12,320 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $7,384 in term life insurance premiums.

(8)	Includes our matching contribution of $12,200 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $7,384 in term life insurance premiums.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards, restricted stock awards and other plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2021:

2021 GRANTS OF PLAN-BASED AWARDS FROM THE 2015 PLAN &

Threshold, Target and Maximum Available under Non-Equity Incentive Bonus Plan

					All Other	All Other
					Stock	Restricted
					Option:	Stock Awards:		Grant Date
		Estimated 2021 Payouts Under			Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Bonus Plan Awards (1)			Securities	Shares of	Base Price	Stock and
	Grant	Threshold	Target	Maximum	Underlying	Stock or	of Awards	Option
Name	Date	($)	($)	($)	Options (#)	Units (#)	($/Sh)	Awards ($)(2)

Morris S. Young	11/10/21				—	147,580	$12.80	$1,888,762
	N/A	$40,050	$445,000	$667,500

Gary L. Fischer	11/10/21				—	55,700	$12.74	$709,697
	N/A	$15,840	$176,000	$264,000

(1)	We award bonuses pursuant to the Executive Incentive Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Plan-Based Awards.” The actual amount paid to each named executive officer for the fiscal year ended December 31, 2021 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Bonus Plan Compensation.”

(2)	The value of an option or stock award is based on the fair value as of the grant date of such award determined pursuant to ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price. In fiscal 2021, all equity awards were in the form of restricted stock. No options were awarded in 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2021.

OUTSTANDING EQUITY AWARDS AS OF December 31, 2021

	Options Awards					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Grant Date(1)	Exercisable	Unexercisable	Price ($)	Date	Vested(#)	Vested($)(2)

Morris S. Young	11/05/2012	—	—	$2.91	11/05/22	—	—
	11/04/2013	—	—	$2.36	11/04/23	—	—
	11/03/2014	—	—	$2.47	11/03/24	—	—
	11/02/2015	—	—	$2.18	11/02/25	—	—
	10/28/2016	174,896	—	$5.21	10/28/26	—	—
	10/27/2017	89,797		$9.50	10/27/27	—	—
	11/05/2018	146,451	43,539	$5.77	11/05/28	—	—
	11/6/2019	58,641	178,628	$3.06	11/06/29	—	—
	11/02/2015	—	—	—	—	—	$—
	10/28/2016	—	—	—	—	—	$—
	10/27/2017	—	—	—	—	15,416	$135,815
	11/05/2018	—	—	—	—	43,510	$383,323
	11/06/2019	—	—	—	—	120,247	$1,059,376
	11/5/2020	—	—	—	—	75,420	$664,450
	2/19/2021	—	—	—	—	15,000	$132,150
	2/19/2021	—	—	—	—	75,420	$664,450
	11/10/2021	—	—	—	—	57,160	$503,580
		—	—	—	—		$—

Gary L. Fischer	06/02/2014	—	—	$2.29	06/02/24	—	—
	11/03/2014	—	—	$2.47	11/03/24	—	—
	11/02/2015	10,280	—	$2.18	11/02/25	—	—
	10/28/2016	65,685	—	$5.21	10/28/26	—	—
	10/27/2017	34,203	—	$9.50	10/27/27	—	—
	11/05/2018	42,781	12,719	$5.77	11/05/28	—	—
	11/6/2019	48,146	44,294	$3.06	11/06/29	—	—
	11/02/2015	—	—	—	—	—	$—
	10/28/2016	—	—	—	—	—	$—
	10/27/2017	—	—	—	—	3,967	$34,949
	11/05/2018	—	—	—	—	12,710	$111,975
	11/06/2019	—	—	—	—	32,955	$290,334
	11/5/2020	—	—	—	—	25,650	$225,977
	2/19/2021	—	—	—	—	8,000	$70,480
	2/19/2021	—	—	—	—	25,650	$225,977
	11/10/2021	—	—	—	—	16,050	$141,401
	11/10/2021	—	—	—	—	6,000	$52,860

(1)	Except as otherwise noted, all options awards granted to Named Executive Officers vest at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. After four years, the shares become fully vested and exercisable. Restricted stock awards granted to Named Executive Officers vest over a four-year period, at a rate of 25% on each anniversary of the vesting commencement date.

(2)	The market value of the restricted stock awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock at December 31, 2021, which was $8.81.

Option Exercises and Stock Vested During Last Fiscal Year

The following table shows all stock options exercised and value realized upon exercise, and the number of shares acquired on vesting and the value realized on vesting by the Named Executive Officers during the fiscal year ended December 31, 2021:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2021

	Stock Options			Restricted Stock
	Number of			Number of
	Shares	Value Realized	(1)	Shares	Value Realized	(2)
	Acquired on	on Exercise		Acquired on	on Vesting
Name	Exercise (#)	($)		Vesting (#)	($)
Morris S. Young	330,801	$2,126,010		96,109	$876,259
Gary L. Fischer	—	$—		27,720	$253,040

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.

(2)	Reflects the market price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Acceleration of Equity Awards

Stock option grants and restricted stock awards made to our Named Executive Officers and directors under our 2007 Plan provide that in the event of a “Change in Control,” as defined in the 2007 Plan, the vesting and exercisability of the option or restricted stock will accelerate such that the option will become immediately exercisable and vested in full and the restricted stock will be immediately vested in full as of the date of termination or resignation.

Under our 2015 Equity Incentive Plan (the “2015 Plan”), in the event of a merger or a “change in control” (as defined in the 2015 Plan), the administrator of the 2015 Plan (the “Administrator”) will have authority to determine the treatment of outstanding awards, including, without limitation, that awards be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all outstanding awards similarly.

If the successor corporation does not assume or substitute outstanding awards, then options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

If the successor corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director’s status as a director of the Company or a director of the successor company terminates other than upon voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock and restricted stock units held by such non-employee director will lapse, and all performance goals or other vesting requirements will be deemed achieved at 100% and all other terms and conditions met.

If we had been the subject of a change in control that resulted in the termination of employment or resignation for good reason of any of our executive officers or a merger or change in control in which the successor corporation did not assume or substitute outstanding awards as of December 31, 2021, the last business day of our fiscal 2021, the number of options to purchase our common stock and restricted shares held by each executive officer as indicated below would have accelerated and become immediately exercisable and vested in full as of such date. In addition, based on the difference between the weighted average exercise price of the options and $8.81, the closing price of our common stock on December 31, 2021, the net value of these options and of unvested restricted shares would be as set forth below:

	Number of
	Options/Shares	Value of Accelerated
Name	Accelerated	Options/Shares(1)
Morris S. Young	528,231	$3,855,893
Gary L. Fischer	160,275	$1,203,094

(1)	Based on a common stock price of $8.81 per share, the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2021, less the applicable exercise price for each in-the-money option for which vesting is accelerated. In this calculation, restricted stock awards are valued at $8.81.

Young Employment Contract

On December 4, 2012, we entered into an amended and restated employment offer letter with Dr. Morris Young, our Chief Executive Officer. In the event that Dr. Young is terminated without cause, we shall pay Dr. Young an amount equal to twelve (12) months of his then current salary and reimbursement of twenty-four (24) months of health benefits.

Alternatively, if, after a Change of Control (as defined below), Dr. Young’s employment is terminated by us without cause or by Dr. Young as a result of a defined constructive termination, and provided that Dr. Young executes a general release of claims in a form acceptable to AXT or the acquiring company, Dr. Young will receive the following severance benefits:  (a) continuing payment of his last base salary for eighteen (18) months after the date his employment terminates; (b) provided he timely elects to continue his health insurance benefits under the applicable COBRA laws, the Company will reimburse him for the premiums necessary to maintain his health insurance coverage for a period of twenty-four (24) months following termination of his employment; and (c) full vesting acceleration and exercisability of his outstanding equity awards.

Further, notwithstanding any provision to the contrary contained in any plan or agreement evidencing the outstanding equity awards held by Dr. Young, in the event of a Change of Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume the Company’s rights and obligations under the then-outstanding portion of the equity awards held by Dr. Young or substitute for such portion of such equity awards substantially equivalent equity awards for the Acquiror’s stock, then the vesting and exercisability of such equity awards shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change of Control, provided that Dr. Young remains an employee or other service provider with the Company immediately prior to the Change of Control.  Except as set forth above, the treatment of stock-based compensation upon the consummation of a Change of Control shall be determined in accordance with the terms of the plans or agreements providing for such awards or options.

For purposes of Dr. Young’s employment agreement, a “Change of Control” means a merger, consolidation, sale of substantially all assets of the Company or transfer of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of outstanding shares of the capital stock of the Company by 1 (one) or more shareholders of the Company, in which the shareholders of the Company immediately prior to such merger, consolidation, sale or transfer do not own at least 50% (fifty percent) of the combined voting power of the capital stock of the Company or surviving or successor corporation or entity immediately after such transaction.

In addition, in the event of a change in control, if Dr. Young’s employment is terminated or he resigns for “good reason” within twelve months after the change in control or a merger or change in control in which the successor corporation did not assume or substitute outstanding awards, then Dr. Young’s stock options will become immediately exercisable and vested as of the date of termination or resignation. See “Acceleration of Equity Awards” above.

If we had terminated Dr. Young’s employment without cause and not as a result of a Change of Control on December 31, 2021, the last business day of our fiscal 2021, Dr. Young would have received severance benefits under his employment agreement equal to (a) a payment of $479,000, equal to twelve (12) months of his current base salary, and (b) reimbursement of twenty-four (24) months of health benefits of $43,814.

Fischer Employment Contract

On August 11, 2014, we entered into an employment agreement with Mr. Gary L. Fischer, our Vice President and Chief Financial Officer. In the event that Mr. Fischer is terminated without cause, we shall pay Mr. Fischer an amount limited to the payment of his salary and other earned compensation through the effective date of termination in addition to any severance to which he may be entitled under our severance pay plan or policy or may be granted by the Compensation Committee.

If a change in control of AXT takes place, and within twelve (12) months thereafter, Mr. Fischer incurs an involuntary separation from service (within the meaning of Treas. Reg. § 1.409A-1(n)), our total liability to Mr. Fischer will be limited to the payment of his salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of his then current annual salary, plus continuation of coverage in our group health plan for twelve months and acceleration of stock options and any other equity awards.

Release of Claims

As a condition to each executive’s entitlement to receive the base salary amounts and equity award acceleration referenced in the tables on page 30 and page 33, respectively, the executive is required to execute a release of claims against us, which may include a non-competition agreement, which prohibits the executive from working in the our industry for a period equal to the greater of one year from the executive’s termination of employment, or, in the case of a change in control, two years from the date of the change in control.

Chief Executive Officer Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the annual total compensation paid to our median paid employee, as well as the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our Chief Executive Officer. The paragraphs that follow describe our methodology and the resulting Chief Executive Officer pay ratio.

Measurement Date

We identified the median employee using our employee population, including the employees of our consolidated subsidiaries, on December 31, 2020. As of December 31, 2020, we had approximately 784 employees, which consisted of approximately 27 employees in our headquarters in Fremont, California, one sales professional in France, approximately 545 employees in our factory in Beijing and approximately 211 employees in our factories in Dingxing and Kazuo. In addition, our consolidated subsidiaries had, in total, approximately 290 employees. In aggregate, we and our subsidiaries had approximately 1,074 employees, of whom 882 were principally engaged in manufacturing, 112 in sales and administration and 80 in research and development. Of these 1,074 employees, 27 were located in the United States, one in France and 1,046 in China.

Compensation Measure

Under the relevant rules, we are required to identify the median employee by using annual total compensation or any other compensation measure that is consistently applied. We identified the median employee by analyzing annual base salaries and bonuses derived from our payroll systems and the payroll systems of our consolidated subsidiaries. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

After applying our methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee is located in China, and the annual total compensation as calculated using Summary Compensation Table requirements was $12,964. Our Chief Executive Officer’s annual total compensation as reported in the Summary Compensation Table was $2,836,108. Therefore, our Chief Executive Officer to median employee pay ratio is 219:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as directors. Non-employee directors are paid a cash retainer and retainers for service on committees of the Board of Directors. In addition, each non-employee director was granted a restricted stock award in 2021 equal to such number of shares determined by dividing the sum of $67,000 by the closing price of our common stock on The Nasdaq Global Select Market on the date of grant, which resulted in an award of 6,726 shares of restricted stock to each of our non-employee directors. Each of these awards vests on the anniversary of the date of grant, conditioned upon the recipient’s continued service as a member of the Board, employee or other consultant until the relevant vesting date. In 2021, each of our non-employee directors received the following fees for Board and committee meeting attendance.

HIDDEN_ROW
Board cash retainer:	•	$40,000 per annum ($10,000 per quarter)

Annual Equity Grant	•

A restricted stock award valued at $67,000, based upon the closing stock price on the date of the grant, and vesting on the anniversary of the date of grant, which was increased to $80,000 as of October 26, 2021.

Annual cash retainers for committee service:	•	Audit: $10,000
	•	Compensation: $5,300
	•	Nominating and Corporate Governance: $4,000

Annual cash retainers for committee chairs:	•	Audit: $20,000
	•	Compensation: $13,000
	•	Nominating and Corporate Governance: $10,000

Lead Independent Director:	•	Annual cash retainer of $25,000

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year ended December 31, 2021:

	Fees Earned	Restricted		Non-Equity
	or Paid	Stock		Incentive Plan	All Other
Name	in Cash ($)	Awards ($)		Compensation ($)	Compensation ($)	Total ($)
Jesse Chen	$85,800	$67,000		$—	$—	$152,800
David C. Chang	$67,000	$67,000		$—	$—	$134,000
Leonard J. LeBlanc	$69,300	$134,000	*	$—	$—	$203,300
Christine Russell	$63,800	$67,000		$—	$—	$130,800

In addition, each non-employee director is reimbursed for reasonable expenses incurred.

* On December 29, 2021, Leonard J. LeBlanc notified the Board of his decision to resign from the Board and all committees thereof, effective as of December 29, 2021. Mr. LeBlanc became a director emeritus, effective as of December 29, 2021.

At a meeting of Compensation Committee held on October 26, 2021, the Compensation Committee adopted a stock retention policy for non-employee directors as follows:

●	Each non-employee director’s ownership of our common stock must be two times the average of the annual restricted stock award grants granted on May 20, 2021 and May 21, 2020.
●	The transition period for the new policy shall be four years.

Procedures for Approval of Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions. The Board adopted a formal related party transactions policy in February 2010. Our Related Party Transactions Policy seeks to prohibit all conflicts of interest in transactions between the Company and related parties, unless they have been approved by the Audit Committee. This policy applies to all employees and directors of the Company and, our consolidated subsidiaries.

On an annual basis, we require each of our directors and executive officers to complete a questionnaire identifying transactions with the Company in which a director or an executive officer or any of his or her immediate family members has any direct or indirect interest. We review the questionnaires for potential related party transactions.

The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

●	an executive officer, director or director nominee;

●	any person who is known to be the beneficial owner of more than 5% of our common stock;

●	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; or

●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Pursuant to our Code of Business Conduct and Ethics, our employees, executive officers, and directors, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee (or other independent committee of our Board of Directors in cases where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval.

Certain Relationships and Related Transactions

Since January 1, 2021, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person’s immediate family had or will have a direct or indirect material interest.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity compensation plan that provides for the issuance of common stock to officers and other employees, directors, and consultants. This plan is the 2015 Plan, which was approved by our stockholders in May 2015 and amended on May 23, 2019 and May 20, 2021. Our 1997 Stock Option Plan (the “1997 Plan”) was amended and restated as the 2007 Plan and all outstanding options originally issued under the 1997 Plan have been exercised or have expired. We continue to have outstanding options issued under the 2007 Plan as well as options issued and outstanding from the 2015 Plan. The following table sets forth information regarding outstanding options issued under the 2007 Plan and 2015 Plan and shares reserved for future issuance under the 2015 Plan as of December 31, 2021:

Number of shares
remaining available
for future issuance
	Number of shares to		under 2015
	be issued upon	Weighted-average	Equity Incentive
	exercise of	exercise price of	Plan (excluding
	outstanding options,	outstanding options,	shares reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders - 2007 and 2015 Equity Incentive Plan	1,378,711	$4.83	3,619,668
Equity compensation plans not approved by stockholders - None	N/A	N/A	N/A
Total	1,378,711	$4.83	3,619,668

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 25, 2022, certain information with respect to the beneficial ownership of our common stock by:

●	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors and director nominees;

●	each of our Named Executive Officers; and

●	all Named Executive Officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock, including restricted common stock, and stock options or other right to acquire beneficial ownership of common stock either currently or within 60 days of March 25, 2022. However, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership are based upon 42,951,852 shares of common stock outstanding on March 25, 2022.

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)
5% Stockholders:
Dimensional Fund Advisors LP (4) Building One, 6300 Bee Cave Road, Austin, Texas 78746	3,007,836	7.00%
BlackRock Inc. (5) 55 East 52nd Street, New York, New York 10055	2,722,343	6.34
Directors and Named Executive Officers:
Morris S. Young (6)	2,393,604	5.57%
Gary L. Fischer (7)	559,051	*
Jesse Chen (8)	99,782	*
David C. Chang (9)	190,688	*
Leonard J. LeBlanc (10)	182,481	*
Christine Russell (11)	23,814	*
Directors and executive officers as a group (6 persons)(12)	3,449,420	8.03%

*            Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or other rights.

(3)	Calculated on the basis of 42,951,852 shares of Common Stock outstanding as of March 25, 2022, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 25, 2022 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on a Schedule 13G/A filed with the SEC on February 8, 2022 by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). According to its Schedule 13G/A, Dimensional Fund Advisors reported as having sole voting power over 2,939,059 shares, shared voting power over no shares, sole dispositive power over 3,007,836 shares, shared dispositive power over no shares and beneficial ownership of 3,007,836 shares. Dimensional Fund Advisors reported that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). The securities reported on the Schedule 13G/A are beneficially owned by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. The Schedule 13G/A contained information as of December 31, 2021 and may not reflect current holdings of AXT’s stock.

(5)	Based on a Schedule 13G/A filed with the SEC on February 2, 2022 by BlackRock, Inc (“BlackRock”). According to its Schedule 13G/A, BlackRock reported as having sole voting power over 2,667,991 shares, shared voting power over no shares, sole dispositive power over 2,722,343 shares, shared dispositive power over no shares and beneficial ownership of 2,722,343 shares. The Schedule 13G/A contained information as of December 31, 2021 and may not reflect current holdings of AXT’s stock.

(6)	Includes 1,868,550 shares held by the Young Family Trust, the Morris S. Young 2016 Annuity Trust, the Vickie Young 2016 Annuity Trust and the Morris Young Family Ltd. Partnership, of which Dr. Morris S. Young serves as trustee. Also includes 525,054 shares subject to options that may be exercised within 60 days after March 25, 2022.

(7)	Includes 340,545, whether vested or unvested, shares of restricted stock awards, options converted to shares and held and 218,506 shares subject to options that may be exercised within 60 days after March 25, 2022.

(8)	Includes 93,056 vested shares of restricted stock awards and 6,726 shares unvested shares of restricted stock awards.

(9)	Includes 183,962 vested shares of restricted stock awards and 6,726 shares unvested shares of restricted stock awards.

(10)	Includes 167,928 vested shares of restricted stock awards and 14,553 shares unvested shares of restricted stock awards.

(11)	Includes 17,088 vested shares of restricted stock awards and 6,726 unvested shares of restricted stock awards.

(12)	See notes (6) through (11). Includes 2,705,860 whether vested or unvested, shares of restricted stock awards, options converted to shares and held and 743,560 shares subject to options that may be exercised and released within 60 days after March 25, 2022 beneficially owned by executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met within a timely manner in 2021.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. For a stockholder proposal to be included in our proxy materials for the 2023 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 9, 2022. Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials, may be brought before the 2023 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, or December 9, 2022. The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of AXT common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. You can also access our SEC filings, including our 2018 Annual Report on Form 10-K, under the “Investors” section on our website at www.axt.com.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the 2022 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

GARY L. FISCHER
Chief Financial Officer and Corporate Secretary

01 - Christine Russell

For Withhold

1 U P X

Using a black ink pen, mark your votes with an X as shown in this example.

Please do not write outside the designated areas.

03M2IB

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Proposals — The Board of Directors recommend a vote FOR the nominee listed A and FOR Proposals 2 – 3.

2. To approve, on an advisory basis, the compensation of our named executive officers.

1. To elect one (1) Class III director to hold office for a three year term and until their respective successor is elected and qualified.

For Against Abstain

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

3. To ratify the appointment of BPM LLP as our independent

registered public accounting firm for the fiscal year ending

December 31, 2022.

qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

2022 Annual Meeting Proxy Card

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Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2022

Dr. Morris S. Young and Gary L. Fischer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXT, Inc. to be held on May 19, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

Proxy — AXT, INC.

qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Change of Address — Please print new address below. Comments — Please print your comments below.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/AXTI

2022 Annual Meeting Admission Ticket

2022 Annual Meeting of AXT, Inc. Shareholders

May 19, 2022, 11:00 A.M. local time

Principal Offices

4281 Technology Drive, Fremont, CA 94538

Upon arrival, please present this admission ticket and photo identification at the registration desk.